EXHIBIT 99.1

Released Friday, September 5, 2008

Advance Nanotech Announces Consummation of Exchange Agreement to Acquire Owlstone Nanotech Shares

• Advance Nanotech completes $1.2 million private placement
• Company appoints Bret Bader as CEO

NEW YORK, NY- Advance Nanotech, Inc., (OTCBB: AVNA), today announced that it has consummated an exchange of shares between Advance Nanotech and the founding members and management of its majority owned subsidiary, Owlstone Nanotech (“Owlstone”). The Company is now in the process of completing execution of the post closing conditions required as part of the Exchange Agreement, which have been previously disclosed. Concurrent with the transaction, the Company also announced that it has completed a private placement of $1.2 million of Senior Secured Convertible Notes bringing the total amount raised from that offering since it commenced to approximately $7.9 million.

“The completion of the Exchange Agreement between Advance Nanotech and Owlstone management and founders is a milestone event for our company,” commented Bret Bader, CEO of Advance Nanotech, Inc. “While working on closing the Exchange Agreement, we have implemented operating efficiencies, which resulted in cost reductions at the corporate level, and an organizational infrastructure that is better suited to achieve our business objectives and benefit our shareholders. The closing of $1.2 million will enable us to better pursue near term business opportunities and forward our corporate initiatives.”

“The restructuring of Advance Nanotech is now substantially complete from an operational perspective. We have moved our corporate offices from Manhattan to a more economical facility in Montebello, New York, and aligned the organization to focus solely on the development of Owlstone,” Mr. Bader continued. “It is our intention to quickly revamp our Board of Directors with active, high-level members that can immediately add value to our business.”

Upon closing of the exchange agreement, Bret Bader was appointed chief executive officer of the Company, replacing Lee Cole who was serving as acting principal executive officer.

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. (“Owlstone”) is majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology-based chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system capable of superior performance, significantly smaller and can be produced materially more cost than existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these applications to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including: small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information on Owlstone, please visit www.owlstonenanotech.com.

About Advance Nanotech

Advance Nanotech, through its majority owned subsidiary Owlstone Nanotech, Inc., is an operating company focused on chemical and biological next generation detection. Its proprietary technologies, developed at Cambridge University, are uniquely silicon based thus offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permits for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. Through Owlstone, Advance Nanotech has 1 recently awarded patent and 18 patent pending applications.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech’s Annual Report on Form 10KSB, recent and forthcoming Quarterly Reports on Form 10QSB, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech’s business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE Advance Nanotech, Inc.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com